Exhibit 99.4

[RBC Letterhead]

October 22, 2009

Andrew Sauter

Chief Executive Officer, President and Chief Financial Officer

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

Dear Mr. Sauter:

Re: Consent of RBC Capital Markets Corporation

We hereby consent to the inclusion of our opinion letter, dated August 20, 2009, to the Board of Directors of Avigen, Inc. (the “Company”) as an Exhibit to the Proxy Statement/Prospectus relating to the proposed merger by and between MediciNova, Inc., and the Company, contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Very truly yours,

RBC Capital Markets Corporation

By:	/S/ MARC DANIEL

Name: Marc Daniel

Title: Managing Director